Exhibit 99.2
FOR IMMEDIATE RELEASE
GAYLORD ENTERTAINMENT COMPANY ANNOUNCES
COMMON STOCK OFFERING
Nashville, Tenn. — Sept. 22, 2009 — Gaylord Entertainment Co. (NYSE: GET) today announced that it intends to offer 5,000,000 shares of its common stock in an underwritten public offering. Gaylord intends to grant the underwriters of the common stock offering a 30-day option to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any.
Gaylord intends to use the net proceeds from the offering, together with other proceeds and with cash on hand, to purchase, redeem or otherwise acquire all of its $259.8 million aggregate principal amount outstanding 8.00% Senior Notes due 2013. The remaining balance of the net proceeds from the offering (and other proceeds) may be used for general corporate purposes, which may include acquisitions, future development opportunities for new hotel properties, potential expansions or ongoing maintenance of our existing hotel properties, investments, or the repayment or refinancing of all or a portion of any outstanding indebtedness of Gaylord.
Deutsche Bank Securities Inc., BofA Merrill Lynch, Citi and Wells Fargo Securities LLC are acting as the joint book-running managers for the offering.
The common stock offering is being made pursuant to an effective shelf registration statement filed by Gaylord with the Securities and Exchange Commission. The common stock offering is being made solely by means of a prospectus and a related prospectus supplement. When available, copies of the prospectus and related prospectus supplement may be obtained by mail from: Deutsche Bank Securities, Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, Telephone: (800) 503-4611; BofA Merrill Lynch, 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department; Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220, or by calling 800-831-9146; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152 (email: equity.syndicate@wachovia.com), or by calling 800-326-5897. Electronic copies of the prospectus and related prospectus supplement are available on the website of the Securities and Exchange Commission at http://www.sec.gov.
This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale of the shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

The common stock may not be sold nor any offers to buy be accepted prior to the time that the prospectus and related prospectus supplement are delivered in final form.
About Gaylord Entertainment
Gaylord Entertainment Company (NYSE: GET), a leading hospitality and entertainment company based in Nashville, Tenn., owns and operates Gaylord Hotels (www.gaylordhotels.com), its network of upscale, meetings-focused resorts, and the Grand Ole Opry (www.opry.com), the weekly showcase of country music’s finest performers for more than 80 consecutive years. Gaylord’s entertainment brands and properties include the Radisson Hotel Opryland, Ryman Auditorium, General Jackson Showboat, Gaylord Springs Golf Links, Wildhorse Saloon, and WSM-AM. For more information about Gaylord, visit www.GaylordEntertainment.com.
The foregoing statements regarding Gaylord’s intentions with respect to the contemplated offering and other transactions described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. Gaylord’s ability to complete the offering and other transactions described above successfully is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets and other risks and uncertainties as detailed from time to time in the reports filed by Gaylord with the Securities and Exchange Commission.

Investor Relations Contacts:	Media Contacts:
David Kloeppel, President	Gaylord Entertainment
Gaylord Entertainment	Brian Abrahamson
(615) 316-6101	(615) 316-6302
dkloeppel@gaylordentertainment.com	babrahamson@gaylordentertainment.com
~or~
Mark Fioravanti, CFO
Gaylord Entertainment
(615) 316-6588
mfioravanti@gaylordentertainment.com
~or~
Patrick Chaffin, Vice President of Strategic Planning & Investor Relations
Gaylord Entertainment
(615) 316-6282
pchaffin@gaylordentertainment.com